Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated January 06, 2025, which includes an explanatory paragraph as to the Black Titan Corporation’s (formerly known as BSKE Limited) ability to continue as a going concern, relating to the financial statements of Black Titan Corporation (formerly known as BSKE Limited) as of July 31, 2024 and for the period from July 11, 2024 (inception) to July 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Enrome LLP

Singapore

November 14, 2025

Enrome LLP	143 Cecil Street, #19-03/04	admin@enrome-group.com
	GB Building Singapore 069542	www.enrome-group.com